                                                                    EXHIBIT 99.1

                                IDEX CORPORATION

                             MODERATOR: HEATH MITTS
                                OCTOBER 18, 2007
                                   1:30 PM CT

Operator:              Good afternoon, my name is (Robin) and I'll be your
                       conference operator today. At this time I would like to
                       welcome everyone to the IDEX Corporation 3rd Quarter
                       Earnings Release Conference Call.

                       All lines have been place on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad.

                       If you would like to withdraw your question, press Star then the Number 2 on your telephone keypad. Thank you, I would now like to turn the call over to Vice President and Treasurer of IDEX Corporation, Mr. Heath Mitts, you may begin your conference.

Heath Mitts:           Thank you (Robin). Good afternoon and thank you for
                       joining us for our discussion of the IDEX 3rd Quarter and
                       Year to Date 2007 Financial Results. Earlier today we
                       issued a press release outlining our company's financial
                       and operating performance for the three month and nine
                       month periods ending September 3o, 2007.

                       The press release along with the presentation Slide to be used during today's web cast can be accessed on our company website at www.IDEXcorp.com.

                       Joining me today from IDEX management are Larry Kingsley, Chairman and CEO and Dom Romeo, Vice President and Chief
                       Financial Officer. The format for our call today is as follows. First, Larry will provide a view of the current
                       IDEX portfolio and then update you on our progress across the four business segments.

                       Dom will then take you through our financial results for the quarter and outlook for the fourth quarter. Following our prepared remarks we'll then open the call for your questions.

                       If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 800-642-1687 and entering the conference ID
                       5708545 or simply log on to our company Home Page for the web cast replay.

                       As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Security and Exchange Commission.

                       With that, I'll turn the call over to Larry Kingsley, Larry?

Larry Kingsley:        Thanks Heath. So, we'll begin with a quick summary of our
                       operating performance for the quarter. Orders were up
                       15%. Sales were up 16%. Operating margin of 18.9% was up
                       10 basis points and EPS is up 15% to 47 cents.

                       Despite some isolated areas of softness, we were pleased with our overall performance for the quarter and we'll get into a lot more detail here in the next few Slides.

                       Last quarter we provided general guidance to clarify our expectations for the third quarter. Given that our third quarter results were slightly below expectations, we provided a summary view on Slide 6 of the presentation to represent the state of our markets and our assessment of each segment.

                       We'll build on the notion to provide a dashboard in a similar fashion on a quarterly update going forward. If you don't have the Chart in front of you, it's a metrics of our business segments (paraded) against our relative strategic position, market growth, our global presence and our M&A focus.

                       The cells of the metrics indicate the resultant attractiveness in Red, Yellow and Green. The (triple) summary is that I like our ability to win as much as I like the attractiveness of where we play.

                       And again, similar to my comments last quarter, most of the markets that we're in are performing well and indicate continued very good prospects for growth.

                       Our innovation and share gain capabilities will continue to create growth that's even better then the market. All of our businesses apply commercial and operational excellence to drive competitive positions and customer service performance.

                       We continue to challenge our business leadership as to how we can expand both our product served markets and grow in the emerging industrial countries. In particular, a Fluid Metering served end markets of process in infrastructure are strong, both domestically and globally. CAPEX continues to float a project in support of oil and gas exploration and distribution, water infrastructure repair, chemical process plan programs, as well as (pharma), food mining and power generation.

                       The Fluid Metering strategy of building out the broadest array of technology to move, measure and dispense critical fluids and difficult applications is delivering great results.

                       Business is continually winning new customers, generating consistent organic growth and our acquisition build out is enabling us to further penetrate targeted growth areas.

                       (Banjo), (Toptech), (Faure Herman), (Quadro) and those acquisitions to come are all focused towards expanding our product basket, while leveraging our channel strength in a very logical fashion.

                       We're building a strong position in Asia and establishing the beginning of a presence in Eastern Europe. So, in summary, Fluid Metering as indicated on the Charts is all Green.

                       Our Health and Science business is growing due to both solid and market performance and also technology is enabling faster, more accurate analysis of critical fluids that we pump, filter, de-gas, transport and measure.

                       As you know, within the Health and Science we've talked about non-core, less profitable OEM relationships. That we decided to exit during '07. if you reference the pneumatics row in Slide 6, that is (unintelligible) segment within Health and Science that we view as less attractive currently within the Health and Science portfolio.

                       It's within this portion of the segment that you'd find those referenced exited OEM relationships. Again, our (unintelligible) strategies and focus is application intensive requirements in global niche markets.

                       We will continue to carve out the best opportunities within Health and Science pneumatics accordingly. And we'll selectively invest to grow. Our core strategy within Health and Science though is to continue to build out the critical fluid system components and sub-systems that are the foundational elements to Health and Science analysis and diagnosis equipment.

                       The core Health and Science outlook is good. Based on organic growth opportunities coupled with strategic acquisitions to further enable our capability.

                       In dispensing, we're the global providing automated dispensing and mixing equipment used primarily today in the paints and coatings market. Dispensing is a project formatted business. Quarter to quarter comparisons always illustrate the lumpy nature of the global demand particularly the US channel commitments for new equipment.

                       However, despite quarter over quarter reporting lumpiness, it's a long term growth prospects continued to be attractive. The dispensing strategy is to continue to develop a global product platform to address Europe and the Americas while leveraging global designs to enter emerging markets.

                       Our new modular product design will improve our operational footprint flexibility to ensure that we serve our customers effectively and maximize operating performance. So, in our assessment dispensing great.

                       We continue to have a mixed outlook for Fire and Safety.
                       Fire and rescue tools in the US is a slower growth business for us in '07. The US fire truck builders who are the OEM purchasers of our onboard systems, has slowed through the course of this year.

                       Most of the approved Federal spend through '07 ahs been allocated to specific programs, but remains unspent as US municipalities sort through local budget issues.
                       Additionally the diesel engine emission changes as mandated last year have resulted in less truck sales and associated equipment purchases from us following Q1 of this year.

                       Outside of US growth prospects are comparably quite good.
                       As you know our strategic focus has been to establish the best channels and support organization including local manufacturing throughout Europe and Asia.

                       And we continue to expand our channels in areas like
                       Southeast Asia, Africa, Eastern Europe and the Middle
                       East. Innovation to enable ease of use is our strategic focus. Our Rescue Tools business is introducing new products that address the needs of a changing emergency rescue and response profile.

                       And as faster tool deployment by way of quick connect hydraulics, universal systems for fast tool change out and lighter tools for the changing global demographics and for smaller first responders.

                       We report our BAND-IT business within Fire and Safety.
                       BAND-IT continues to expand both domestically and globally based on new products, expanded presence and outstanding operational excellence.

                       BAND-IT is a recognized leader for providing (stand) clamping solutions for harsh environments where a mechanical clamping force and joint integrity is mission critical.

                       To follow up, Fire and Safety is a profitable great cash generating segment that will continue to grow internationally at IDEX targeted organic rates. In the US, we will mange our cost closely to maximize capital redeployment. So, for the Chart it's a mix of Red, Yellow and Green for Fire and Safety.

                       I like the opportunities for sustained operational performance afforded to us by the end markets that we're in and further enhanced by our position and execution capability.

                       We will continue to invest for organic growth in our home and adjacent segments, our business development focus and acquisition pipeline is directed toward the Fluid
                       Metering and Health and Science segments. Over our planning horizon we anticipate closing a combination of meaningful, both on acquisitions and larger strategic investments in these areas that will further enable organic growth capability.

                       Another good example of our strategy at work is today's acquisition announcement. (Isotech) is a nice product line expansion in the Health and Science segment.

                       The diversity of revenue base serves us well in the existing investments in developing markets is a good foundation to grow from while select domestic markets are soft.

                       So, we'll update you quarterly as to ongoing assessment of the environments, our position and strategy. By way of the same high level dashboard. What I'll do now is quickly run through an update by segment and talk about what's new and focus on quarterly operating performance.

                       And we're now on Slide 7. I'm very pleased with our FMT third quarter performance. Sales grew 35% including 9% organic growth, which generated further margin expansion.

                       The integration of our more recent acquisitions is on track. Faure Herman and (TopTech) are performing well and providing nice incremental opportunities for our liquid controls energy platform.

                       Quadro, acquired in June is a great fit in our sanitary group of products within the FMT segment. And we're pleased with the initial integration process.

                       Within FMT during the quarter we introduced innovative new products that include (Vikings) new (helico) gear, external gear pump, which improves reliability and provides for longer life of diesel engines used for power generation on board ship, on locomotives and on large portable power generators.

                       Also, within FMT, our new (Atex) certified explosion proof product family has been expanded for use in a variety of environments where spark free operation is critical. And addition to strong end market drivers the emerging international market applications for Fluid
                       Metering represents the best organic growth opportunities.

                       Based on recent enhancements we now have the industries broadest line of mechanical (cylanoid) pumps targeted to water and power generation applications in Asia.

                       As a point of reference FMT's international revenue is 42% of sales and growing. Trading out of Health and Science, so we're on Slide 8. As mentioned earlier, Health and Science market continues to be attractive while our total Q3 sales performance within (HST) was 3%.
                       The core analytical instrumentation, IVD and biotechnology market performed very well.

                       As you know this the area that we continue to acquire in, as I mentioned earlier and dedicate most of our strategic investment within the segment too.

                       Those markets where up 10% organically for us. As we noted during last quarter's call, decline of specific OEM contracts reduced revenue by more then 130 basis point to growth in Q3.

                       We expect the same level of adverse impact the growth through the first quarter of '08. Our strategy of building fluidic assemblies for the most demanding instrumentation applications is yielding good new growth opportunities.

                       Our experience with de-gassing fluids to enable elemental analysis is now being applied to de-bubbling and de-gassing techniques and in vitro diagnostics equipments.

                       The strategy here as well within other HST new products is to combine the various proprietary design components to manufacture fully tested sub-systems. In this particular example, its deliver prepared fluid samples to the point of analysis.

                       In the third quarter the HST operating margin benefited from the improved mix within the segment. And that generated 230 basis points of margin expansion.

                       As you know the OEM nature of HST can result in lumpy quarterly results. We continue to be bullish about the long term opportunities and we continue to invest for grow accordingly.

                       In dispensing, and we're now on Slide 9. As we mentioned last quarter for the third quarter we anticipated weak domestic demand for dispensing based on anticipated slower growth from a portion of the customer base and that's the smaller size retail stores.

                       And to be clear, this includes the regional paint dealers, the independent hardware stores and the co-ops.
                       There investment in new equipment decreased beginning in Q2 of this year. And while we still see slower hardware and paint store demand for the fourth quarter and headed into '08. The large retailer base (unintelligible) should be strong.

                       Our visibility into specific program activity and current project commitment lends confidence to a solid order book as we quote the year and head into '08.

                       The European demand in dispensing has stabilized and should continue to be reasonable as we head into next year. In addition to dispensing, dispensing's lack of growth in the third quarter. The segments operating margin was down 750 basis points.

                       And Dom is going to bridge the segment results, but it was a combination of volume impact and specific operational issues which contributed to the decline.

                       In dispensing our field service costs were very high in the quarter due to one of our major customers who experienced raw based machine performance problems. Which were due to colorant that was use in the machine that was outside of the colorant producer's specification. This colorant caused a component of our machine to malfunction.

                       Hence the result was a load on our service organization that far exceeded our internal capacity, and required out sourced support services and a lot of over time to support our customers.

                       So, it's kind of the equivalent of Coca-Cola in your gas tank and our required response was the equivalent of a utility company responding to an ice storm.

                       Moving now to Fire and Safety. As mention earlier we saw significant US fire truck OEM demand decline in the third quarter. Within the segment the fire suppression business, which is about a third of the segment or 8% of IDEX revenues was down 7% organically. And orders were down 11% organically.

                       Within rescue tools despite funding challenges on a domestic front we continue to drive outstanding international market expansion. We received global rescue tools orders for lifting bags for air ports in Mexico and Germany and Hungary as well as rescue tool orders in Italy and Turkey and Russia, Poland and from the US Air
                       Force.

                       This segment also includes our engineered band clamping business, BAND-IT as you know, and mention earlier. They continue to execute just an outstanding year fueled by strong end markets and innovative new products.

                       So, Dom will walk you through our third quarter financial performance including further detail by segment and for that I'll turn it over to Dom.

Dom Romeo:             Thanks Larry and good afternoon everyone. We're now on
                       Page 11, Orders and Sales. Orders of $328 million
                       increased 15% for the third quarter. As we mentioned in
                       our earnings release, orders were up 3% on organic basis
                       and were impacted by the timing of OEM demand.

                       Let me walk you through by segment the Q3 organic order growth rate. First FMT. The increase was 3%, however OEM timing impacted orders by about 200 basis points. This impact plus our view of planned Q4 book and ship volume, equates to a more indicative growth rate of 6% to 8%.

                       HST orders were down slightly versus our view of a growth rate of 3% to 5%. Within HST we anticipate improved Q4 book and ship volume versus last year in primarily our core markets.

                       Dispensing orders were up 18% versus a more indicative Q4 growth rate 4% to 6% and again as Larry mentioned this is largely due to the lumpy nature and project nature of the business.

                       FSD was up 2% with growth at BAND-IT being offset by lower demand in the US fire suppression market. Sales in total of $335 million gross 16% and 5% on organic basis.

                       Turning next to operating and EBITDA margin. Operating margin of 18.9% increased 10 basis points from last year.
                       EBITDA margin at 21.9% increased 70 basis points. The delta represents increased amortization of intangibles relating to acquisitions.

                       In terms of flow through on organic basis both HSP and FMT achieved nice improvements. Dispensing was adversely impacted by volume and I'll bridge the other operational impacts in a few Slides.

                       FSD was impacted by a lower volume within fore suppression and mix as well. Turning next to income, Page
                       13. Income from continuing operations of $38.8 million was 16% an EPS of 47 cents was a 15% increase.

                       For the third quarter the effective tax rate was 33.1%, year to date we're just under 34%. For the quarter and versus prior estimate EPS improved by about a penny due to ETR.

                       In our Q4 estimates we're assuming a 35% ETR and as I mentioned in the past our rate can vary due to geographic mix of income and discreet tax events in a given quarter.

                       Page 14, Balance Sheet Highlights. Sequentially, inventory was up slightly and receivables were down due to volume. Debt to capitalization was 21% and our balance sheet capability obviously continues to be very strong.

                       Year to date free cash flow is just under $123 million, that's up 25% versus last year. And for the quarter, free cash flow $52.2 million was a 50% increase from last, so continued very strong cash flow performance and generation.

                       Turning to Page 15, Fluid and Metering Technologies. FMT continues to post record results. Ad Larry mentioned the end markets we serve are very strong. Additionally our recent acquisitions are performing well and we continue to have a strong pipeline. Sales increased 35%. Organic growth was 9% and acquisitions contributed 25%.

                       Operating income of $31.6 million was an all time high.
                       And margin of 21.9% increased both on a year over year a sequential basis. And when you adjust for currency in the impact of acquisitions, FMT also achieved 35% plus flow through on the organic growth.

                       So, again solid results for FMT reflecting both the strength of our portfolio and operating model. Page 16, Health and Science Technology. Sales of just over $83 million was up 3% and in line with our expectation.

                       As non core OEM contracts offset solid growth in our core
                       HSP markets. Operating income of $16.7 million was up 15% and margin increased as Larry mention 230 basis points.

                       Both operating leverage and mix contributed to this increase. Here we see the leverage of our prior investment and the favorable mix as core volume replaces non core OEM contracts.

                       For Q4 we see continuation of favorable mix, which will be partially offset by severance actions within non core product lines. So, largely as we look at Q3 as expected results for HST with expanding margins.

                       Page 17, Dispensing Equipment. Sales were down 5% organically and as we mention in our earnings release, due to lower then expected demand within our North
                       America's small retail channel.

                       Operating margin of 14.7% was obviously disappointing and a significant decrease from last year. To the right of the Slide we've included a summary. First of all currency increased revenue by $1.8 million and has a very minor impact on income.

                       Volume was down $1.7 million and impact income by over $1 million, specifically versus last year, the lower volume relates to high margin products.

                       Then cost impacts driven both by in quarter sales
                       (linearity) and the field service costs that Larry mentioned severance and product mix unfavorably impacted income by additional $1.6 million.

                       While we expect the operational productivity and mix to improve, for Q4 we anticipate additional severance action and some what lower field service costs. So, for Q3 within dispensing, lower then anticipated volumes and some discreet cost impacts.

                       Turning to Page 18, Fire and Safety Diversified Products.
                       Sales increased 5% organically and as we mention BAND-IT growth was offset by OEM demand related to fire suppression equipment.

                       Operating income increased 4% to $16.5 million. Margin was down 90 basis due to the volume decline of fire suppression and also due to unfavorable mix.

                       So, for SFD at our expectations for band clamping and rescue tools, but offset by lower demand on the OEM side in the North America fire suppression market.

                       As we move into Q4 we expect this trend to continue. In addition we anticipated additional severance action.
                       These actions in addition to those discussed in dispensing and HSP are included in the 1 to 2 cent impact included in our earnings release.

                       Turning to our fourth quarter outlook on Page 19. Based upon current trends and the market conditions discussed, we estimate sales in the $338 to $346 million range and that would be an increase of 12% to 15% from last year.

                       Within that organic estimates by units are as follows, 5% to 6% for the total company. By unit its FMT 6% to 8%, HST 3% to 5%, Dispensing 4% to ##5 and FSD 4% to %5.

                       Currency, mainly the impact of the Euro is estimated to add 2% to 3% and the acquisitions of Faure Herman, Toptech, and Quadro are estimated to contribute 5% to 6%.

                       Based upon these volume ranges, EPS is estimated at 46 to 49 cents and as I mentioned this estimate assumes 1 to cents primarily for the estimated severance costs and to a lesser extent field service costs within dispensing.

                       The Q4 effective tax rate is estimated at 35%. With that we'll turn the call back to Larry.

Larry Kingsley:        Thanks, Dom. We're going to go ahead and open the line
                       for Q&A now and then I'll summarize after we go through
                       the Q&A.

Operator:              At this I would like to remind everyone in order to ask a
                       question press Star 1 on your telephone keypad. We'll
                       pause for just a moment to compile the Q&A roster.

                       Your first question comes from the line of (Robert
                       Lagapa) form CIBC World Markets.

(Robert LaGaipa):      You know if we add back the $1.6 million, you know and
                       there's additional costs in the quarter, I mean the
                       margin was still very, very weak. What gives you the
                       confidence that if that actually improves on a go forward
                       basis? Because when I look at your anticipated core gross
                       for the fourth quarter, I mean how much of that is still
                       due to the comp? Because you know, if we look at the
                       majority of segment is Europe, I mean how far off is the
                       North American markets relative to what you were seeing
                       previously?

Larry Kingsley:        Well, (Bob) let me start with the North America market
                       comment and then we'll have Dom go back to the same
                       bridge and maybe provide a little more color.

                       As we said, the smaller retailer, the independent retailers, had come down quite a bit at the end of Q1 and Q2 and kind of bottom out and we don't see them continuing to decline. The larger retailers continue to invest and as I said in my prepared remarks the program activities actually pretty good.

                       So, now it lends confidence to the situation in North
                       America that small retail represents about 25% of total dispensing, that's 25% of global dispensing.

(Robert LaGaipa):      Uh-huh.

Larry Kingsley:        And we've got pretty line of sight into the large
                       projects within the larger retailers. So, unless any of
                       the larger retailers do an about face on us, which we
                       don't anticipate, we feel pretty good about understanding
                       the growth opportunity. Let me have Dom go back to the
                       bridge again.

Dom Romero:            Sure (Bob), I think the way to kind of look back on
                       dispensing if you think about margin rate and flow
                       through. You see this on the uptake. And most of our
                       decline in revenue for the quarter obviously was in the
                       Americas.

                       But if you go back to the Chart I provided volume organically being down $1.7 million that flows through the income at a fairly substantially high rate. And I think if you were to go back and look at quarters were we've seen 5% to 10% organic growth within dispensing you'll see that same trend with expending margins.

                       But I feel very confident that's the uptake side of the equation. What's unique about the quarter is indeed the $1.6 million of the cost impacts that were operational, product qualities, severance and product mix.

                       So, we expect part of those products to contribute or continue primarily in severance and we'll see this field service cost smaller the fourth quarter. So we feel very good about the flow through capability and obviously the long term capabilities within dispensing.

(Robert Lagaipa):      And I guess the follow to that is just regards to the
                       field service costs, what happen with the colorant at
                       your customer. What's your confidence level that that was
                       unique, what should give us confidence that that might
                       not happen at another customer?

                       And I guess associated with that, do you reevaluate your service organization to handle these one off or are you comfortable just taking the hit and out sourcing it?

Larry Kingsley:        No, (Bob) we've been dealing with obviously customer
                       service and support for a long time in the business and
                       issues do come along from time to time. So, it's not
                       unusual to have equipment service issues that spike a bit
                       in given quarter.

                       This one was much larger and the aggregate impact of what we saw in the quarter for field service associated issues was an order of magnitude more then anything we've typically have seen. And it had to do again with a paint company's chemistry, which was produce, which was way out of spec and basically the equipment could in no way deal with it, the corrosive nature of it.

                       So, the equipment malfunctioned. Obviously our first issues are how to respond and make sure that the customer is properly supported, which we done. And we can't go into a lot more detail as to who's responsible for various aspects of essentially the cost associated with this.

                       But the derivative impact of this too (Bob) is that it's really not just the service costs, it throws the organization into a state of reaction that becomes a lot less productive for everything in general.

(Robert Lagaipa):      Last question, if I can (afford) to pass the baton, when
                       you see some of the weakness in some of these select end
                       markets that you have, what action have you taken to
                       right slash some of these businesses? And are you
                       comfortable with the size of some of these businesses or
                       do you take further action to right size them?

Larry Kingsley:        No, we're always looking at what action is appropriate to
                       be taking so that we are appropriately cost position in
                       the businesses that serve those respective markets. And
                       an example just to stay within dispensing, as I mentioned
                       in the remarks here and I think I talked last quarter
                       about it.

                       For the last year and a half we've been designing a new family of dispensing equipment products, which is built on a global platform. Its modular so different pieces, different elements of the product line can be constructed out of the base design and it can be produced in either the North American plants, the European plants or even our (Segue) plant in China.

                       So, we have a lot more flexibility now in where we produce stuff and that obviously enables our ability to think through footprint optimization.

(Robert Lagaipa):      Right, okay, thanks very much.

Larry Kingsley:        You bet.

Operator:              Your next question comes from the line of (Michael
                       Snyder) from (Robert W Bears).

Larry Kingsley:        Hi, (Mike).

(Michael Schneider):   If you could address just the pneumatics portion of the
                       HST. You mentioned that the head wind of the two OEM
                       contracts was 130 basis points and if we add that back to
                       the gross rate of the segment your still at just 4.3%
                       growth for the quarter.

                       You mentioned the markets weakened for those products but, at least my sense, and following your competitors and even being over in Europe talking to your distributors, that those markets are not that weak.

                       Can you be frank and explore with us just exactly what's going on in that division and what might explain not only the market weakness your talking about but what seems to be coincidental now, you have two OEM contracts who come to an end and the markets weakening.

Larry Kingsley:        (Mike) its not so much an issue of coincidence between
                       markets weakening and OEM contracts ending. If you look
                       at the HST segments and as you know the core that we're
                       focused on there is the analytical instrumentation and
                       over the last five quarters or so, moving into IVD,
                       essentially all the diagnosis equipment. That's we're
                       we've got the best product line, that's were we've been
                       focusing our acquisition investment and that's were we're
                       been focusing a lot of the organic initiatives.

                       We have developed, I think a very strong front end to the HST organization in North America and Europe and developing a very strong front end in Asia. And our growth in the targeted core of HST, as I said was double digits for the quarter.

                       That's organically, double digits. Sand I think that that's in a good set of markets as you say, but also that we're performing pretty well. There is a piece of HSC which is long term less attractive and it was even shorter term less attractive this quarter and that some of the stuff that we titled pneumatic.

                       And that's some of the air handling equipment that is in products like home medical and its in product where your essentially either compressing air or providing a vacuum capability in one of the applications where either as a function of price, meaning OEM pricing that we would have and or market growth.

                       And actually in this quarter's case it was the complimentary or the compounding impact of the two of them. You know, continues to yield dilutive growth contributions to the core of HST. As we continue to build out HST, we still expect for it to be a first, an important counter (cyclical) element to IDEX.

                       So, we think it doesn't cycle with anything close to the industrial products and we think its going to be a great growth opportunity that's going to be better then mid single digit. So as the HST product line continues to grow in the areas that we're focused on, I think we'll see good growth in general.

(Michael Schneider):   Well the, I guess, just phrasing the question
                       differently, the oxygen concentrated market isn't down
                       double digits, the packages isn't down double digits, the
                       machinery markets, and certainly the printing press
                       market, I mean none of the key customers of this
                       pneumatics division are down double digits.

                       Is it that you're starting to prune unprofitable customers because pricing has become that much tougher?
                       Is there a technology generation that you missed and now are since losing contracts, there's got to be something to explain why this market is down? If you run the weighted averages that pneumatics division has to be down double digits?

Larry Kingsley:        Yes, its not double digits (Mike), but I think the core
                       of your question is, is it because what we're doing to
                       prune out some of those lesser attractive opportunities
                       and how much of it is market contributed?

                       More of it what we're pruning out. And there is slower growth in some of the pneumatic segments. It's not down double digit, but it is down for sure. And will it always be down this much in a given quarter?

                       Absolutely not, but we need to in this segment continue to focus on where we're not going to see a commoditized
                       OEM response. And we think there's plenty of opportunity to provide slow growth out of that segment that can be complimented with much, much higher growth in the core analytical instrumentation portion of the business.

(Michael Schneider):   Is it also a by product though? You talked the past
                       quarters about building the front end sales organization
                       for HSC, is it just that you're focused on these other
                       diagnostic areas and that shift in focus is just
                       resulting in lower growth in the other half of the
                       business at least temporarily?

Larry Kingsley:        Yes, I mean certainly part of it (Mike). Our reinvestment
                       is disproportionate in the direction of the core HST
                       segment. Yes, no question.

(Michael Schneider):   Okay, and then just in terms of the dispensing business,
                       if you look at Q# versus Q4 forecast, got minus 5% in Q3
                       and then basically an equal amount of growth of 5% in Q4.
                       Can you talk through the 18% order growth, was there
                       something that just presumably the order and the
                       shipments slipped from Q3 to Q4.

                       And is it one program? Is it multiple programs? And I guess, the question we've got, I guess most today is this, is the small retailer just indicative of what ultimately Home Depot, Lowe's and Wal-Mart do and maybe this quarter is evidence of that?

Larry Kingsley:        Well, I don't think that, certainly not short of mid term
                       that the small retailers indicative of what the larger
                       retailers are doing because we have, I would say very
                       close conversations with the larger retailer management
                       teams and we know were their strategic investment
                       thinking is.

                       And their, you know obviously very enamored with paint, fill the product line it's a very profitable product line. They're going to reinvest in the right equipment.
                       And new equipment and refurbishment are the biggest piece of the story versus new store build out.

                       You know, you can speculate all day long about the small retail reasoning or some of the kind of the root causes to their performance over the last couple of quarters, but its probably a combination of their relative liquidity and their overall ability or desire to reinvest right now.

                       We don't think that that segment goes away, but it's not going to be as strong as a contribution to the domestic paint business as it has been the last year or so.

                       And then back to your question around the lumpiness on the book to ship math. I wouldn't get hung up in 18% organic order growth in the third quarter is not going to yield 18% organic sales growth in the fourth quarter.

                       We, I think Dom mentioned in his comments that the indicative number is in the mid single digit.

(Michael Schneider):   Okay, thank you again.

Operator:              Your next question comes from the line of (Scott Graham)
                       from Bernstein.

Larry Kingsley:        Operator, I think we're not hearing (Scott).

Operator:              Mr. (Graham) your line is open.

Larry Kingsley:        Still nothing. Operator?

Operator:              Mr. (Graham)'s line is open.

(Scott Graham):        No its not.

Dom Romeo:             Yes it is (Scott) we have you now.

(Scott Graham):        Okay, she said a couple...

Larry Kingsley:        We've got you (Scott).

(Scott Graham):        Yes, I'm using a megaphone over here and it ain't
                       happening. Just a couple of things. First Dom from a
                       housekeeping standpoint, could you tell us again what the
                       core orders were by segment?

Dom Romeo:             The organic orders?

(Scott Graham):        Yes, please.

Dom Romero:            And again, my comments were to help you bridge
                       (unintelligible) provided fourth quarter guidance, to
                       help you bridge kind of the organic order growth rates to
                       our view of the fourth quarter sales growth rates.

                       By segment, FMT was 3%, but again to remember we had OEM timing that impacted that by about 200 basis points. And those orders are booked and planned to ship in Q4 they just happened in October. So again, on more indicative growth rate for sales is the 6% to 8% range.

                       HST was basically flat, but as we see the fourth quarter we've got volume increases relative to this book and ship in the quarter from our core end markets on the analytical and IVB side.

                       Dispensing, as Larry just mentioned, was up 18%, but as we look at the programs and what we see in the fourth quarter at a more indicative growth rate for sales is 4% to 6%.

                       And then FSC was up 2% with BAND-IT offsetting of US fire suppression side. And again, our projected growth rate there is in the 4% to 5% range for sales.

Larry Kingsley:        Scott? Operator, we lost (Scott).

Operator:              Your next question comes from the line of (AJ Kernwall)
                       from Goldman Sachs.

Larry Kingsley:        Operator, I think you want to go back to (Scott).

Operator:              Mr. (Scott) disconnected.

Larry Kingsley:        Okay, let's proceed.

Operator:              Your next question comes from the line of (AJ. Kernwall)
                       from Goldman Sachs.

Larry Kingsley:        Operator, we don't hear (AJ).

(AJ Kejriwal):         Hello?

Larry Kingsley:        Hi (AJ).

(AJ Kejriwal):         Hi, how are you?

Larry Kingsley:        Okay, are you there? Apparent folks, we're experiencing
                       some technical problems. Operator, you want to try and
                       assist and engage (AJ)? Operator?

Operator:              Mr. (AJ Kernwall) your line is open.

(AJ Kejriwal):         Hello? Can you hear me?

Larry Kingsley:        We can hear you.

(AJ Kejriwal):         Hi, just following up on HST Larry, as you work through
                       these issues and the pneumatics business, how should we
                       think about growth over the next couple of years?

                       Is it a new come back to the 6% to 9% or should we think as 3% to 6% as what you have been the last couple of quarter as indicative of the next couple of years?

Larry Kingsley:        Just to make sure that we're clear. You referred to HST
                       not FST, right?

(AJ Kejriwal):         HST, correct.

Larry Kingsley:        HST, yes (AJ). No, we certainly have targeted mid to high
                       single digit growth for HST. And obviously we hoped that
                       the focus on the right segments improves margin as a
                       function of mix.

(AJ Kejriwal):         Okay, so on, within the pneumatics what actions, if you
                       could elaborate on the actions that you plan to take over
                       the next several months that would bring growth back to
                       your targeted mid to high single digit rates?

Larry Kingsley:        Well, the focus within HST's big picture is to go after
                       the analytical instrumentation, the IVD, some of the
                       biotechnology and pharma applications, which represent
                       the best consistent organic growth opportunities for us.

                       And most of those are served by the HST businesses other then the pneumatics business, although the pneumatics business does have some small portion of its revenue there.

                       So, its not so much action within the pneumatics business as it is investment for growth that we've made and we will continue to reinvest in the other HST businesses to go after those what we think are most attractive opportunities.

                       Now, back to within pneumatics, there are some attractive elements of that platform. You know, you remember that we acquired Jun-Air within that platform early last year.

                       And Jun-Air has been a great acquisition for us. The whole concept of clean quite air, highly precise air compressors for both vacuum and compressed air applications is panning out basically very much for our strategic thinking.

                       Some of the lower generator kinds of opportunities that you would have that aren't nearly as technically sophisticated and don't go after some of the high growth opportunities within the market are not going to be our focus.

                       So, it's more a matter of sales focus. And were we reinvest on the front end of the business and how we carefully mange the cost so that we don't end up with an efficient operation in total for HST.

(AJ Kejriwal):         On Fluid Metering, good organic growth 9% in the quarter,
                       but margin improved by only about 30 (bibs) so how should
                       we think about incremental margins going forward? I know
                       Dom mentioned 35% flow through, but just sounded like the
                       margin improvement in the quarter was?

Dom Romeo:             (AJ) not really, actually if you think about the numbers,
                       you look at the growth rate of 35% on revenue, 25% of
                       that came from acquisitions and those flow through at
                       just over 20%. So, if you think about the composite of
                       acquired companies at 20%.

                       If you take out currency that has no real
                       (unintelligible) of impact in terms of margin rate, you get that 35% flow through on the 9% sales growth. So, the right way and actually you'll start to see some of that smooth out as we move into '08 in terms of current acquisitions anyway.

                       And we think all of our companies have the capabilities to grow organically at 35% in terms of flow through. But, acquisitions are the big reason you see less of a number.

                       Now, if you look at my opening comments to on EBITDA margins, there's about a 70 basis points (delta) in the quarter between last year and that's also prevalent in the operating margin line that you see in Fluid Metering.

                       So, again, hitting on all cylinders in terms of operation models. So, I wouldn't be concern what so ever if that plenty of capability to continue to do so.

(AJ Kejriwal):         Great, thank you.

Dom Romeo:             Thanks (AJ).

Operator:              Your next question comes from the line of (Scott Graham)
                       from Bernstein.

(Scott Graham):        Hi, can you hear this time?

Larry Kingsley:        We can hear you (Scott).

Scott Graham):         All right. And operator for the record, I did not cut off
                       the line, you cut me off. Any way, I wanted to understand
                       a little bit about SMT and I know that you guys are
                       forecasting a good fourth quarter of 6% to 8% organic.
                       However, as you guys well know this business has been
                       sort of running in the 8% to 10% zone for a while. Is
                       there something that we should know about that business?
                       Is there anything, any recent end market that's weakened?
                       Is it a comparison issues? Give us a better read on that
                       if you would Larry.

Larry Kingsley:        Sure (Scott). If you think about FMT its 42% of total
                       sales, we've been talking about how 2/3 of that business
                       is focused on the, what we've been calling the
                       infrastructure markets. We think those are going to
                       continue to be very, very strong growth opportunities for
                       us.

                       The other 1/3 is in a variety of process control end applications where we play as a component to the system and then some on board kind of OEM products.

                       Now, with a growth may not be as spectacular is in some of those on board OEM products, but again it's a pretty small piece of FMT. So, the outlook right now, certainly internationally, but also domestically for FMT continues to look pretty good.

                       And we're just getting into our annual operating plan season. The next few weeks will focused around '08, but early indications for the business are pretty good.

(Scott Graham):        Okay, on the dispensing business, when we talk about some
                       severance in the fourth quarter. I think you said that
                       related to dispensing. Is this issue essentially now
                       cleared up, is it behind us?

                       Or is there other then this, I mean, beyond the dispensing? In other words are your folks, kind of back to normal operations now or is there additional residual?

Dom Romeo:             Sure (Scott) if you look back at my comments. On the
                       operating and mix side and to some extent we'll see a
                       lingering impact from the field service costs.

                       But my comments relative to severance, if you consider the 1 to 2 cent impact we've added on for the fourth quarter, that is largely going to be due to additional severance and that will be within dispensing pockets HST as well as Fire and Suppressions.

                       So, that's why we provided that level of guidance for those impacts for the fourth quarter

(Scott Graham):        Understood. I guess the last question is maybe a broader
                       question about the whole idea of giving guidance, which
                       you guys have not done before until now on an EPS basis.

                       I know you had a minor shift in core sales last quarter, but is this going to be a sort of quarter as you go? Or in the fourth quarter are you going to do a year thing?
                       How is that going to lay out for us?

Larry Kingsley:        The short answer (Scott) is we'll let you know in January
                       when we get into the Q4 report. But, no we at this point
                       though it was appropriate for this quarter given the
                       sequential choppiness within dispensing in particular.

                       We also wanted to, you know we're very transparent, we wanted to call out Fire and Safety, the US fire suppression piece and talk through that. We wanted to make sure people had a good understanding of where we thought the fourth quarter was going to come in. Now the options obviously going forward would be to do some general annual guidance of some sort, which we may think about the very other end of the range in terms of how specific we would get on a forward-looking basis with the quarterly guidance down to the EPS line. But, we'll let you know, get back to you with the fourth quarter call.

(Scott Graham):        Okay, I actually do have one last question, if you don't
                       mind. In the HST business, you're expecting 3% to 5%
                       growth next year in the fourth quarter. I know that you
                       still look at that as a certainly a 5% plus organic
                       grower.

                       Is this going to be the case that given the roll off of these contracts Larry that we could actually start to see in the second half of '08 HST being kind of what we had all envisioned, you know 5 to 8 maybe even a little bit, maybe toward the 8% growth in that business. Is that you think in the cards?

Larry Kingsley:        You know (Scott) I would fall back into the same answer
                       as the question that you just asked. I think we'll give
                       you a little more specific view as we get closer to '08.
                       But, we expect great performance out of HST as we focus
                       on the core markets.

(Scott Graham):        Good enough thanks for your time.

Larry Kingsley:        Thank you (Scott). Sorry for cutting you off.

Operation:             Your next question comes from the line of (Walt Litech)
                       from (Berington).

(Walt Liptak):         Good afternoon. Can you hear me?

Larry Kingsley:        Yes (Walt).

(WaltLiptak):          Great, just one last follow up on the dispensing, just so
                       it's clear to me anyways. The one time cost sounds like
                       they'll be done in the fourth and we can expect margins
                       to return to some kind of normal level in 2008?

Larry Kingsley:        That's correct (Walt).

(Walt Liptak):         Okay. And in the Fire and Safety side of the business,
                       I'm not aware of any, you know its not a great market in
                       my view right now, but its at least stable and the
                       deterioration that you saw in the quarter, is it related
                       to across the board or is one particularly OEM that's
                       having operational issues? Can you talk a little bit more
                       about what you're seeing in that market?

Larry Kingsley:        Lets, I would say it's neither. It's not across the
                       board, but its certainly broader based then one OEM. If
                       you look at the last two or three years the strongest
                       growers in the fire truck OEM space have really been the
                       small builders.

                       And they certainly have not performed as well over the last couple of quarters as they had been. And out of the larger builders, who are our customers obviously, we want to talk for them.

                       You know, I think you covered the space (Walt) so we let you ask the question of them. But, yes, some of them are performing better then others. And I think they'll probably talk to that in their calls.

(Walt Liptak):         Okay, yes I guess I'm it's still not clear to me
                       directionally where you think that this market is going
                       longer term. And if this is just a short term small OEM
                       issue or something that is going to be reoccurring.
                       Because clearly some of the property tax related issues
                       is putting budget constraints in place. But, it doesn't
                       seem like it's that bad to me.

Larry Kingsley:        No, let me come back and frame it up from an IDEX
                       prospective and I think again you may want to ask
                       questions of others. But, from IDEX prospective the US
                       fire suppression piece, well total fire suppression is
                       about 8% of IDEX. The US piece would be 75% of that. So,
                       6.5 points of IDEX's revenue associated with US fire
                       suppression.

                       And in our estimation of that market attractiveness short term, there's better opportunities for us to focus. Both in terms of international fire suppression, rescue tools globally, but also some of the other things that we've got that are comparably pretty attractive.

                       It's a nice business, it's a profitable business and you know, obviously we've got a great brand. So, we continue to look at it opportunistically. In terms of the root cause to what's driving some of the short term, the (unintelligible) here from quarter to quarter, I think your thesis is probably right.

                       It's probably a matter of municipalities not having as much of a budget to spend or trying to put certain specific projects on hold while they get a good understanding of how much they want to spend. And we've seen some anecdotal evidence of that State by State.

(WaltLiptak):          Okay, all right great. All right thanks guys.

Larry Kingsley:        Yes.

Operator:              Your next question comes from the line of (Ned Armstrong)
                       from FBR Capital Markets.

(Ned Armstrong):       Thank you, good afternoon.

Larry Kingsley:        Hi, (Ned).

(Ned Armstrong):       My question also involves the rescue and fire suppression
                       business. You had mentioned Dom, I think that there was
                       some severance expenses recognized this quarter and
                       possible next. Is that due more to downsizing or is it
                       more indicative of correcting operational issues?

Dom Romeo:             On the fire side?

(Ned Armstrong):       Yes.

Dom Romeo:             No real operational issues to speak of. In fire its more
                       our right sizing the organization in terms of cost as we
                       move forward.

(Ned Armstrong):       Okay, and then second with respect to acquisitions, just
                       how you're seeing the market versus last quarter. Is
                       there any difference in prices that sellers are willing
                       to accept, willingness of financier to finance and that
                       type of thing?

Larry Kingsley:        I would say our view is the acquisition pipeline is very
                       good. We think there's plenty of opportunities both in
                       terms of (bulk on) as well as some larger ones. Pricing
                       has somewhat plateau and there's certainly not as much
                       private equity playing.

                       We'll see as the capital markets free up a little bit whether that changes again. But, we have some pretty good opportunities that we're working right now.

(Ned Armstrong):       And then with regard to acquisitions strategically. Are
                       there any product adjacencies or product technology
                       adjacencies that you're investigating now?

Larry Kingsley:        Yes, most definitely (Ned) but we really aren't at
                       liberty to talk about them, as you can imagine.

(Ned Armstrong):       What I mean is it away from your traditional pumping
                       technologies or different types of technology within
                       pumping? Just want to understand like the breadth of it,
                       I guess.

Larry Kingsley:        Yes, we're looking a, if you think about the FMT space
                       that the infrastructure side of FMT, and include pharma,
                       there's some elements of that we also report up through
                       HST. There are some very nice opportunities to
                       strategically build out our existing FMT and HST served
                       product lines by way of other things that we can do in
                       those spaces.

                       Both services as well as products. And that is really the first priority of our business development team here at corporate right now is to focus on what we can do to build a much stronger product basket in those markets.

                       Which we think will sustain 6% to 7% organic growth and then our opportunities to grow better then that.

(Ned Armstrong):       Okay, thank you.

Larry Kingsley:        Sorry (Ned) I just cant too specific for the kinds of
                       reason you can imagine.

(Ned Armstrong):       No, I understand, thanks.

Operator:              Your next question comes from the line of (Nat Nagerry)
                       from (Sentinel Asset Management).

Larry Kingsley:        Hello? Operator?

Operator:              Your next question comes from the line of (Nat Nagerry)
                       from (Sentinel Asset Management). (Nat) your line is
                       open.

Larry Kingsley:        Operator, we're having a problem here with the call.

Operator:              Your next question comes from the line of (Charlie Brady)
                       from (BNO) Capital Markets.

(Charlie Brady):       Hi, thanks, good afternoon.

Larry Kingsley:        Hi (Charlie).

(Charlie Brady):       Can you just touch a little bit on the semi-conductor end
                       market. I guess with (Tre border) was sort of one end
                       market I haven't heard you speak about and what your
                       seeing in that market?

Larry Kingsley:        The end market is pretty good. It's actually expected to
                       accelerate a bit going into next year. (Trevor) has done
                       a nice job over the last two years and this year they
                       continue to drive new product development that is both
                       new pumps as well as new other products such as some of
                       heaters that are used and the semi-conductor fab
                       processes.

                       And there are some things that we, I think I talked in the last call about that we've now taken some of the acquired EPI manifold capability and built assemblies that in conjunction with some of the (Trevor) expertise are offering to the semi market.

                       So, it's a very nice piece of our business. In terms of the end market growth, now it's been found and it appears to continue to look just as good if not a little better next year.

(Charlie Brady):       Okay, and then on dispensing to get back to the field
                       service costs, is there an opportunity at some point do
                       you think to recoup some of that expense? Even though it
                       wasn't really designed for a machine percent.

Larry Kingsley:        We can't comment obviously (Charlie) you can imagine in
                       terms of how you sort out who's responsible for element
                       of the cost. It wouldn't be appropriate to comment right
                       now.

(Charlie Brady):       Oh, I know. Okay, thanks guys.

Larry Kingsley:        Thank you (Charlie). Let me wrap up folks. I apologize to
                       those that we cut off didn't even know we cut off. I
                       apologize to (Scott) again. I think we provided a lot of
                       detail with respect to our business and the segments.
                       We're very please with the progress.

                       And while a couple of the domestic markets are soft, our strategy is absolutely firmly in place and we think we're in great shape to continue to build out, particularly the Fluid and Metering. Instead of end markets and the products that we offer there but also continue to focus on Health and Science and reinvest accordingly.

                       Despite the dispensing disappointing Q3 results, we're very optimistic about the growth opportunities in dispensing mid term here. And while we've got some slight challenges in Fire and Safety all up internationally, particularly with the opportunity to take rescue tools to some of the developing country markets, just a super opportunity there too.

                       So, our capital structure is excellent, we're very good shape. As I stated earlier I like our ability to win as much as I like the businesses that we're in and markets serve. So, we'll end the call with that and we thank you for joining us.

Operator:              This concludes the IDEX Corporation 3rd Quarter Earnings
                       Release Conference Call. You may now disconnect.


                                       END